UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SP Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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QUESTIONS AND ANSWERS REGARDING

TREATMENT OF STOCK OPTIONS IN THE MERGER

As described in a press release dated May 5, 2014, SP Bancorp, Inc. (“Company A”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Green Bancorp, Inc. (“Company B”) and Searchlight Merger Sub Corp. (a wholly-owned subsidiary of Company B) (“Merger Sub”) dated as of May 5, 2014, pursuant to which, if the transaction is completed, Merger Sub will merge with and into Company A (the “Merger”), with Company A surviving and becoming a wholly-owned subsidiary of Company B. The completion of the Merger is subject to the satisfaction of a number of conditions, including receipt of regulatory approval and approval by Company A’s stockholders. If the Merger is completed, all shares of Company A’s common stock will be exchanged for cash. Your outstanding Company A stock options will be impacted by the completion of the Merger. This Q&A provides a brief overview regarding the treatment of your currently outstanding Company A stock options in connection with the Merger. This Q&A is a summary of the treatment of outstanding Company A stock options under the Merger Agreement and, in the event of a conflict between this Q&A and the Merger Agreement, the Merger Agreement controls. The examples provided in this Q&A are based on hypothetical numbers and amounts, and are for illustrative purposes only.

Please note that the potential timing for completion of the Merger cannot be determined with certainty at this time. More information on the Merger (including any publicly filed information) will be posted at www.proxydocs.com/SPBC as such information becomes available.

Q1:	I currently hold vested stock options to purchase common stock of Company A – can I exercise these options?

A1:	Yes. You can exercise your vested options through the date that is five business days prior to the Effective Time (as defined in the Merger Agreement) of the Merger. If you exercise your vested options, you will receive the Merger consideration on the same terms as the other Company A stockholders in the transaction. Upon exercise of your options, you must pay the exercise price to Company A and satisfy all tax withholding obligations.

If you hold incentive stock options and choose to exercise them prior to the Effective Time of the Merger, any gain on the options will not be subject to immediate income tax withholding on the option’s date of exercise. However, if the closing date of the Merger is within one year from the date you exercise your incentive stock options, the “sale” as a result of the Merger of the shares you received on exercise of your option will be treated as a “disqualifying disposition,” and the positive difference between the incentive stock option’s exercise price and the fair market value of Company A’s common stock on the date you exercised the option will be treated as compensation taxable as ordinary income to you.

If you hold nonqualified stock options and choose to exercise them prior to the Effective Time of the Merger, you will owe income taxes on the option’s date of exercise. The positive difference between the nonqualified stock option’s exercise price and the fair market value of Company A’s common stock on the date you exercised the option will be treated as compensation taxable as ordinary income to you.

You are advised to consult with your own tax advisor regarding the tax consequences of exercising your vested stock options prior to the Effective Time of the Merger. Company A makes no representation, guarantee, or other undertaking regarding the tax consequences to you if you exercise your options prior to the Effective Time of the Merger.

Q2:	If I do not exercise my stock options, what happens to my options in connection with the Merger?

A2:	Pursuant to Section 3.3(b) of the SP Bancorp, Inc. 2012 Equity Incentive Plan and Section 2.3(a) of the Merger Agreement, each of your outstanding options, whether vested or unvested, shall automatically, and without any required action on your part, be cancelled and converted into the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the product of (a) the excess, if any, of the per share value of the Merger consideration over the option’s exercise price multiplied by (b) the number of such options being cancelled. To the extent the exercise price for your option is greater than or equal to the per share value of the Merger consideration, your options will be cancelled for no consideration. For example, if the per share value of the Merger consideration is $29.55 and the exercise price of your option is $30.00, this option would be cancelled for no consideration.

Q3:	Will I owe taxes when my options are surrendered in connection with the Merger?

A3:	It depends. If the per share value of the Merger consideration exceeds the exercise price for your options, the difference between the exercise price of each option and the per share value of the Merger consideration will be treated as compensation taxable as ordinary income to you. If the exercise price of your option is greater than or equal to the per share value of the Merger consideration, the option will be cancelled for no consideration, and you will not owe any taxes in respect thereof.

For example, assume you hold an option for 1,000 shares with an exercise price equal to $19.40 per share. Assume also that the per share value of the Merger consideration is $29.55. Based upon these facts, you would be eligible to receive aggregate Merger consideration of $10,150 in cash (($29.55 – $19.40) x 1,000 shares), prior to deduction of any required tax withholdings. The entire $10,150 will be treated as compensation taxable as ordinary income to you. Based on the supplemental withholding rate of 25%, a social security tax rate of 6.2% (assuming you have not reached the social security wage base limit as of the date the Merger is consummated), and Medicare tax rate of 1.45%, the amount of $3,313.98 would be withheld from your cash payment to satisfy the Federal tax withholding obligations with respect to the Merger consideration you are eligible to receive.

Your individual tax situation may be different. You are advised to consult with your own tax advisor regarding the tax consequences of your receipt of the Merger consideration. Company A makes no representation, guarantee, or other undertaking regarding the tax consequences to you of your receipt of the Merger consideration.

Q4:	How will I pay any taxes due when my options are surrendered?

A4:	As shown in the example in Q&A 3 above, the aggregate Merger consideration payable to you upon surrender of your options will be reduced by the applicable Federal, state, and local withholding taxes due with respect to the Merger consideration you are eligible to receive.

Q5:	When will I receive payment in connection with the surrender of my options?

A5:	You will receive payment of the aggregate Merger consideration (less applicable withholding taxes) you are eligible to receive in connection with the cancellation of your options as soon as reasonably practicable after the Effective Time of the Merger, but in any event within ten days after the Effective Time of the Merger.

Q6:	What if I hold other equity awards relating to Company A’s common stock, in addition to my stock options – will each award be treated separately or will they be aggregated for purposes of calculating my taxes due?

A6:	If you hold more than one type of equity award, for example, stock options and restricted stock, the Merger consideration payable with respect to your awards will be aggregated for purposes of determining your required withholdings and for purposes of satisfying those withholding obligations (to the extent you did not make an 83(b) election within 30 days of the grant of your restricted stock).

For example, assume you hold an option for 1,000 shares, with an exercise price equal to $19.40 per share, and 500 shares of unvested Company A restricted stock. As in the example in Q&A 3 above, assume also that the per share value of the Merger consideration is $29.55. Pursuant to the Merger Agreement, at the Effective Time of the Merger, each unvested share of Company A restricted stock shall vest and automatically, without any required action on your part, be cancelled and converted into the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the per share value of the Merger consideration. Based upon these facts, you would be eligible to receive $10,150 in cash for your surrendered stock options plus $14,775 in cash for your cancelled shares of restricted stock, for aggregate Merger consideration of $24,925, prior to deduction of any required tax withholdings. The entire $24,925 will be treated as compensation taxable as ordinary income to you. Based on the supplemental withholding rate of 25%, a social security tax rate of 6.2% (assuming you have not reached the social security wage base limit as of the date the Merger is consummated), and Medicare tax rate of 1.45%, the amount of $8,138.01 would be withheld from your cash payment to satisfy the Federal tax withholding obligations with respect to the Merger consideration you are eligible to receive.

As noted above, your individual tax situation may be different. You are advised to consult with your own tax advisor regarding the tax consequences of your receipt of the Merger consideration. Company A makes no representation, guarantee, or other undertaking regarding the tax consequences to you of your receipt of the Merger consideration.

If you have additional questions (other than tax-related questions), please contact Jeffrey Weaver, President and Chief Executive Officer of Company A at (972) 931-5311.

Forward-Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “positions,” “prospects” “potential,” or “target,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and Company A assumes no duty to update forward-looking statements, except as required by law.

In addition to factors previously disclosed in Company A’s reports filed with the Securities and Exchange Commission (the “SEC”), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (i) the ability to obtain regulatory approvals and meet other closing conditions to the Merger, including approval by Company A’s stockholders, on the expected terms and schedule; (ii) delay in closing the Merger; (iii) business disruption pending completion of the Merger; (iv) the inability to sustain revenue and earnings growth prior to completion of the Merger; (v) economic conditions, inflation and changes in interest rates and capital markets prior to completion of the Merger; (vi) customer borrowing, repayment, investment and deposit practices prior to completion of the Merger; (vii) competitive conditions prior to completion of the Merger; and (viii) the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms prior to completion of the Merger.

Additional Information

In connection with the proposed Merger, Company A has filed with the SEC a Definitive Proxy Statement as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF COMPANY A ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the Proxy Statement as well as other filings containing information about Company A at the SEC’s website at www.sec.gov. Copies of the documents filed by Company A with the SEC are available free of charge at investor.shareplus.com or by directing a request to Investor Relations SP Bancorp, Inc. 5224 W. Plano Parkway Plano, TX 75093 (972) 931-5311 Email: ir@shareplus.com.

Participants in the Solicitation

Company A and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Company A in connection with the proposed Merger. Information about Company A’s executive officers and directors and their ownership of Company A common stock is set forth in the Form 10-K/A as filed with the SEC on April 30, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement regarding the proposed Merger, as well as any amendments or supplements thereto. You may obtain free copies of these documents as described in the preceding paragraph.

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